Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Farmers and Merchants Bancshares, Inc., as successor to Carroll Bancorp, Inc. and Subsidiary

We consent to the incorporation by reference in the registration statement on Form S-1, as amended (File No. 333-217918), of Farmers and Merchants Bancshares, Inc. of our report dated February 20, 2020, relating to the consolidated financial statements of Carroll Bancorp, Inc. and Subsidiary as of and for the year ended December 31, 2019, which report appears in the Current Report on Form 8-K filed on October 1, 2020, as amended by Amendment No. 1 on Form 8-K/A filed on March 18, 2021.

/s/ S.R. Snodgrass, P.C.

S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

March 18, 2021